QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 8.1

OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

December 14, 2001

NetBank, Inc.
11475 Great Oaks Way, Suite 100
Alpharetta, Georgia 30022

Re:	Merger pursuant to the Agreement and Plan of Merger by and among NetBank, Inc., Resource Bancshares Mortgage Group, Inc. and Palmetto Acquisition Corp. dated November 18, 2001 (the "Agreement")

Ladies and Gentlemen:

    We have participated in the preparation of the discussion set forth under the heading "THE MERGER—Material United States Federal Income Tax Consequences of the Merger," set forth in the Registration Statement. In our opinion, subject to our receipt of the representations contemplated in the Merger Agreement by and between NetBank, Inc. and Resource Bancshares Mortgage Group, Inc., such discussion is accurate in all material respects.

    We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and the reference to our firm and the above-mentioned opinion under the heading "THE MERGER—Material United States Federal Income Tax Consequences of the Merger," included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ POWELL, GOLDSTEIN, FRAZER & MURPHY

QuickLinks

EXHIBIT 8.1 OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP